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[FISHER SCIENTIFIC INTERNATIONAL INC. LOGO]

                                                                   EXHIBIT 99.1
NEWS RELEASE

Media Contact:                           Investor Contact:
Gia L. Oei, 603-929-2489                 Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com         E-mail: Carolyn.Miller@nh.fishersci.com



         FISHER SCIENTIFIC SELLS 6.6 MILLION SHARES OF COMMON STOCK;
                               RAISES $261 MILLION



HAMPTON, N.H., Sept. 25, 2003 -- Fisher Scientific International Inc. (NYSE:
FSH), a world leader in serving science, today announced that it has agreed to sell 6.6 million shares of its common stock to Banc of America Securities. The company has also granted Banc of America Securities LLC an over-allotment option to purchase an additional 995,000 shares of its common stock.

      Fisher Scientific intends to use the net proceeds of $261 million from the offering to repay outstanding debt and for general corporate purposes.

      The shares will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

      When available, a copy of the prospectus relating to these securities may be obtained from: Banc of America Securities LLC, 9 West 57th Street, 40th Floor, New York, NY 10019.

                                      - more -
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Fisher Scientific Sells 6.6 Million Shares of Common Stock - 2


ABOUT FISHER SCIENTIFIC INTERNATIONAL INC.

As a world leader in serving science, Fisher Scientific International Inc. (NYSE:FSH) offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company's Web site at www.fisherscientific.com.

Forward-looking statements

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

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